UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 17, 2005

MIVA, Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	0-30428	88-0348835
(State or other	(Commission File No.)	(IRS Employer
jurisdiction of		Identification Number)
incorporation or
organization)

5220 Summerlin Commons Boulevard
Fort Myers, Florida 33907
(239) 561-7229
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

     On October 21, 2005, MIVA, Inc. (the “Company”) issued a press release entitled “MIVA Names Adam Poulter as Managing Director, Europe” in connection with the appointment of Adam Poulter as the Managing Director, Europe, effective October 17, 2005.

     In connection with the appointment, on October 18, 2005, the Company’s wholly owned subsidiary, MIVA (UK) Limited (“MIVA UK”) and Mr. Adam Poulter entered into an Executive Service Agreement, pursuant to which Mr. Poulter will serve as the Managing Director, Europe for MIVA UK (the “Agreement”). Mr. Poulter’s employment began on October 17, 2005 and continues until terminated in accordance with the terms of the Agreement, including provisions for termination by either MIVA UK or Mr. Poulter unilaterally under certain circumstances.

     The Agreement provides for an annual base salary of £200,000 per annum from the effective date of the Agreement, unless increased at the discretion of MIVA UK. Mr. Poulter is entitled to receive an annual bonus of up to £100,000 per annum beginning in fiscal year 2006, dependent upon meeting and/or exceeding objectives set by MIVA UK and based on MIVA UK’s annual financial targets. During fiscal 2005, Mr. Poulter is entitled to receive a bonus equal to £20,000 plus the product of £50,000 times the fraction achieved by dividing the number of days Mr. Poulter is actually employed during fiscal year 2005 by 365, such fraction being subject to increase upon MIVA UK surpassing certain pre-set financial targets. In the event Mr. Poulter or MIVA UK provide notice to terminate the Agreement prior to the date the 2005 bonus is payable, no such bonus will be paid. Mr. Poulter was also granted options to purchase 65,000 shares of the Company’s common stock as of October 17, 2005 at a price of $5.84 per share. The options vest at the rate of 25% per year on each anniversary of the date of grant. Additionally, Mr. Poulter will receive options to purchase 50,000 shares on January 2, 2006, at an exercise price equal to the then current market price of the Company’s common stock, subject to Mr. Poulter’s continued employment with the Company. Notwithstanding the vesting schedule described above, the Agreement provides that such options will vest on an accelerated basis, either in whole or in part, under certain circumstances, including a change of control of the Company or termination by MIVA UK without “Cause” (as defined in the Agreement) or by Mr. Poulter with “Good Reason” (as defined in the Agreement). The Company in its discretion may substitute other equity compensation in lieu of the stock option grants noted above.

     Mr. Poulter’s Agreement with the Company also provides, in addition to some of the benefits outlined above, that in the event of a termination by the Company under certain circumstances, including without Cause or a termination by Mr. Poulter for Good Reason, Mr. Poulter would be entitled to receive the following: (1) his earned but unpaid basic salary through the termination date, including all applicable notice periods, and (2) a pro rata share of his bonus (excluding the 2005 bonus, as discussed above) through the termination date, including all applicable notice periods, payable for each full fiscal quarter preceding any such termination for which a bonus has not already been paid. During the period of time from 180 to 210 days following a change of control, as defined in the Agreement, Mr. Poulter may terminate his employment for any reason.

     Mr. Poulter has agreed not to compete with the Company for a period of twelve months following the termination of his employment for any reason.

     The Agreement may be terminated during the six (6) month period beginning from Mr. Poulter’s start date with MIVA UK upon six (6) months notice by either party and thereafter upon twelve (12) months notice, subject to immediate termination under certain circumstances.

Item 9.01.  Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated October 21, 2005, entitled “MIVA Names Adam Poulter as Managing Director, Europe.”

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIVA, Inc.

Date: October 21, 2005	By:	/s/ Craig A. Pisaris-Henderson

Craig A. Pisaris-Henderson
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated October 21, 2005, entitled “MIVA Names Adam Poulter as Managing Director, Europe.”